Exhibit 99.1

CONSENT OF VINING SPARKS IBG, L.P.

In connection with the merger of Valley Commerce Bancorp with and into CVB Financial Corp., we hereby consent to the inclusion of our opinion to Valley Commerce Bancorp’s Board of Directors as an annex to the proxy statement/prospectus included in CVB Financial Corp.’s Registration Statement on Form S-4 relating to such merger, and to the references to our firm and such opinion and the quotation or summarization of such opinion included therein.

December 19, 2016

/s/ VINING SPARKS IBG, L.P.

AUSTIN, TEXAS